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Exhibit 10.17

SEPARATION AND RELEASE AGREEMENT

        THIS SEPARATION AND RELEASE AGREEMENT ("Agreement") is made and entered into this 1st day of October, 2003, by and between Digimarc ID Systems, LLC ("Digimarc") and John A. Munday ("Employee"), collectively referred to as the "Parties".

        Employee was employed by Digimarc since December 21, 2001, and Employee's employment relationship with Digimarc ended effective Wednesday, July 16, 2003, 5:00 PM EST. Between November of 1995 and December of 2001, Employee was employed by one or more subsidiaries of Polaroid Corporation, the entity from which Digimarc acquired assets used in the identity business.

        Employee and Digimarc wish to enter into an agreement to provide severance pay to Employee and resolve any and all disputes and/or outstanding issues that may exist between them arising out of the employment relationship and its termination.

        NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, and for other good and valuable consideration, the sufficiency and delivery of which is acknowledged as having been provided and received, the Parties agree as follows:

        1.    Separation    Employee's employment with Digimarc shall end effective 5:00 PM EST on Wednesday, July 16, 2003 ("separation date").

        2.    Pay.

        2.1    Wages and Other Amounts Due at Termination.    Digimarc has paid Employee all wages earned through his date of separation (less appropriate payroll deductions, garnishments, taxes and contributions). Promptly upon the expiration of the rescission period set forth herein, Digimarc will pay Employee compensation (less appropriate payroll deductions, garnishments, taxes and contributions) for: (a) any and all accrued and unused vacation earned through the date of separation, (b) two weeks of salary in lieu of notice in the amount of $9,038.46, and (c) bonus compensation for 2003 in the amount of $7,000.

        2.2    Severance Pay.    In consideration for the mutual promises made herein, Digimarc will pay to Employee an amount equal to five months (the "Severance Period") of Employee's current monthly salary, which aggregates to $97,916.65, less appropriate payroll deductions, garnishments, taxes and contributions, as Severance Pay. This money will be paid-out in a lump sum. The Severance Pay shall become valid on the eighth day following the execution by Employee of this Agreement. Employee acknowledges that payment of the net Severance Pay is not required by Digimarc, and is offered by Digimarc solely as part of the consideration given for employee entering into this Agreement.

        2.3    Payment in Full.    Employee acknowledges that the payment referenced above in subparagraph 2.1 constitutes payment in full for any and all sums due related to his employment with Digimarc. Employee further acknowledges that the payments referenced herein in subparagraph 2.2 exceed any amount due and owing to Employee in relation to his employment with the Digimarc. Except as provided herein, Employee expressly acknowledges that no additional sums are owed to him by Digimarc.

        3.    Benefits.

        3.1.    Medical and Dental Insurance; COBRA Rights.    Employee recognizes that his employment relationship with Digimarc will be permanently and irrevocably severed as of July 16, 2003. Employee's existing (employee and dependents) medical and dental insurance will end on July 31, 2003. Thereafter, Employee shall have the right to purchase medical continuation coverage pursuant to his rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), and consistent with the requirements of the group medical provider. Digimarc will reimburse Employee for the pre-tax net expense of such coverage (the cost of such coverage during the severance period less the applicable Employee contributions grossed up at a rate of 30.3%) in a lump sum payment of $4,960.

        3.2.    Other Benefits.    Except as expressly provided herein, Employee acknowledges that as of the date of separation, Employee shall not be eligible to accrue or receive any other fringe benefits from Digimarc, including, but not limited to medical, matching retirement contributions, vacation or other related benefits provided by Digimarc to its employees.

        3.3    Outplacement Services.    Digimarc agrees to pay for Executive Outplacement Services during the Severance Period to Zissis McGovern, in an amount not to exceed $9,000. Employee will notify his contacts at Zissis McGovern to make arrangements with Digimarc for billing and payment.

        3.4    Reasonable Attorney's Fees.    Digimarc agrees to pay 50% of the legal fees reasonably incurred by Employee in connection with the negotiation and preparation of this Agreement, up to a maximum amount of $3,500. Digimarc will pay these fees within one week after the latter of (a) consummation of this Agreement, including the waiver or passage of the Employee's cooling off period provided herein, and (b) receipt of a letter or summary statement from Employee's counsel which provides that the total bill relating to the analysis, negotiation and execution of this Agreement equals or exceeds $7000 (or such lesser amount to be shared as provided herein).

        4.    Stock Options.    Pursuant to the Digimarc stock option plan, a copy of which is available to Employee for review upon request, Employee is entitled to exercise all stock options that have vested to Employee, within ninety (90) days of the separation date herein. Nothing contained herein shall require acceleration of, and Digimarc specifically has determined not to accelerate, the vesting period provided for in Digimarc's stock option plan. Employee acknowledges that he has no right to exercise stock options that are not vested as of the date of separation. By signing below, both parties confirm the accuracy of the Personal Option Status report, attached hereto as Exhibit "A" and hereby incorporated by reference.

        5.    Unemployment Benefits.    Digimarc agrees not to contest any reasonable and non-defamatory application for unemployment benefits submitted by Employee.

        6.    Non-Disclosure/Non-Compete Agreement.    Employee acknowledges and reaffirms his agreement to all of the terms and conditions contained in the Non-Disclosure/Non-Compete Agreement with Digimarc signed by the Employee on January 11, 2002 (a copy of which was previously provided to Employee), including, but not limited to all provisions relating to the confidentiality of information related to the business and operations of Digimarc. In addition, for purpose of Sections 2.3, 2.4, and 2.5 of that Agreement, companies that shall be deemed to be competitive to Digimarc include Viisage, 3M, ImageWare, Unisys, De La Rue, IBM, Hewlett Packard, Sagem, Identix, Datacard, and NEC. Employee agrees that he will not work or consult for these companies for one year after the effective date of the separation. Digimarc agrees that it will interpret and seek to enforce the Agreement in accordance with the FAQ policy statement dated January 10, 2002, attached hereto as Exhibit "B" and hereby incorporated by reference.

        7.    Release and Indemnification.

        7.1    Employee Release of Digimarc.    In return for the benefits conferred by this Separation and Release Agreement, Employee, on behalf of himself and his marital community, heirs, domestic partner, executors, administrators and assigns, hereby releases in full, and forever relinquishes, discharges, waives and acquits, Digimarc, and their past and present affiliates, subsidiaries, predecessors, successors and assigns, and their past and present shareholders, officers, directors, employees, attorneys, agents and insurers, from any and all claims, disputes, causes of action, liabilities or damages, of every kind and nature whatsoever, whether known or unknown, and which may now exist or hereafter may be discovered, specifically including, but without limitation, any and all claims, disputes, liabilities or damages, arising from or relating to Employee's employment with Digimarc, his solicitation for employment with Digimarc, or the termination of such employment, except for any claim for payment or performance pursuant to the terms of this Agreement, and since it is EEOC's position that a right to file a claim cannot be waived, except the right to file a claim with the Equal Employment Opportunity Commission (although Employee waives his right to obtain any personal relief or damages related to any EEOC claim). This release includes, but is not limited to, any claims that Employee might have for reemployment or for additional compensation, bonuses or benefits and applies to claims he might have under either federal, state or local law dealing with employment, contract, wage and hour, and civil rights matters, including, by way of example and not limitation, applicable civil rights laws, Title VII of the Civil Rights Act of 1965, the Post-War Civil Rights Acts of 1964, the Post-War Civil Rights Acts (42 USC Sections 1981-1988), the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, Executive Order 11246, and any regulations under such laws. This release further covers any claims to damages or personal remedies Employee has or may have through any administrative proceeding or action before any agency or administrative body (excluding claims brought for unemployment compensation).

        EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS THOROUGHLY REVIEWED AND UNDERSTANDS THIS RELEASE AND THAT THROUGH THIS RELEASE HE IS GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT HE MAY HAVE AGAINST DIGIMARC AND THE OTHER PERSONS NAMED ABOVE, EXCEPT FOR THE RIGHTS SPECIFICALLY EXCLUDED ABOVE.

        Notwithstanding anything herein to the contrary, however, this release shall not be deemed to apply to: (a) any claim in the nature of a Workman's Compensation claim, or (b) claims arising under the Employee Retirement Income Security Act (ERISA) or other company-sponsored benefit plans with respect to benefits that were vested on or prior to the date of separation. Employee acknowledges that, to the best of his knowledge and belief: (1) no such claims are known to him to exist as of the date hereof, (2) Employee has removed all funds from his Digimarc-sponsored 401(k) account, and (3) Employee did not participate in the Digimarc stock purchase plan.

        7.2    Digimarc Release of Employee.    Digimarc agrees to release Employee from any and all claims or causes of action, known or unknown, arising out of, in any way connected with, or relating to his employment (or its termination) with Digimarc, except for any claims that arise after the execution of this Agreement. However, this release shall not bar Digimarc from raising claims by way of recoupment or setoff in the event that Digimarc is sued by Employee.

        7.3    Indemnification.    Pursuant to the Indemnification Agreement between Employee and Digimarc dated December 21, 2001, attached hereto as Exhibit "C", Digimarc agrees to indemnify and hold Employee harmless against all claims and expenses within the scope of that agreement to which Employee has or may become liable in connection with his employment with Digimarc, expressly including, but not limited to, the claim and threatened claims that have been brought, or that may be brought, against Employee by Mark Reznick. The terms and conditions of that agreement, including the provisions entitled "Notification And Defense Of Proceeding", shall govern Digimarc's indemnification obligations to Employee.

        8.    Non-Disparagement; Referrals.    Employee and Digimarc agree that neither party will make or cause to be made any statement, orally or in writing, which is derogatory or defamatory regarding, or that would disparage or reflect negatively upon, the other party. Employee acknowledges that in connection with his employment by Digimarc, Employee never had any reasonable belief that Digimarc or its parent company, Digimarc Corporation, committed any violation of the securities laws or intimidated, threatened, restrained, coerced, blacklisted, or in any other manner discriminated or retaliated against Employee because of any lawful act done by Employee. The parties agree that all requests for reference by prospective employers will be referred to Paul Gifford, and that the information provided, to the extent consistent with nature and scope of the inquiries made, will be substantially similar to the information contained in the attached "Exhibit D".

        9.    Non-Admission of Liability.    This Agreement shall not be construed as an admission by either party of any liability to the other, or of a breach of any agreement between the parties, or of a violation of any statute, law or regulation.

        10.    Return of Property.    Employee agrees to and hereby represents that he has returned to Digimarc all of Digimarc's property in his possession or under his control, including but not limited to Digimarc's laptop computer, all office keys, desk keys, file cabinet keys, pass cards, credit cards, letterhead, manuals, ledgers, notebooks, brochures, files, records, client lists, financial materials, equipment, computer files and computer disks.

        11.    Miscellaneous.

        11.1    Entire Agreement.    This document is the entire, final and complete agreement and understanding of the parties with respect to the subject matter hereof and supersedes and replaces all written and oral agreements and understandings heretofore made or existing by and between the parties or their representatives with respect thereto. There have been no representations or commitments by Digimarc to make any payment or perform any act other than those expressly stated herein.

        11.2    Waiver.    No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

        11.3    Binding Effect.    All rights, remedies and liabilities herein given to or imposed upon the parties shall extend to, inure to the benefit of and bind, as the circumstances may require, the parties and their respective heirs, personal representatives, administrators, successors and permitted assigns.

        11.4    Amendment.    No supplement, modification or amendment of this Separation and Release Agreement shall be valid, unless the same is in writing and signed by all parties hereto.

        11.5    Severability.    In the event any provision or portion of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated thereby.

        11.6    Governing Law and Venue.    This Agreement and the rights of the parties hereunder shall be governed, construed and enforced in accordance with the laws of the State of Oregon, without regard to its conflict of law principles.

        11.7    Confidentiality of this Agreement.    Employee agrees that the terms and conditions of this Agreement are strictly confidential. He further agrees not to publicize or disclose or cause or knowingly permit or authorize the publicizing or disclosure of the fact or amount of the Agreement, or any of the contents of this Agreement to any person, firm, organization or entity of any type, public or private, for any reason, at any time, without the prior written consent of Digimarc, except for disclosure as may be required by the law or as may be necessary for his financial affairs.

        11.8    Voluntary Act.    Employee acknowledges that he has read this Agreement. He acknowledges that he has had twenty-one (21) days to consider this Agreement and has decided to waive such time period. Employee also understands that he has seven (7) days from the date of execution of this Separation and Release to revoke the Agreement in its entirety. Digimarc expressly advises Employee to discuss this Agreement with financial and legal counsel of his choice and at his expense. Employee covenants that he has freely and voluntarily executed this Agreement, with a complete understanding of its terms and present and future effect, and without any undue pressure or coercion from Digimarc.

JOHN A. MUNDAY		DIGIMARC ID SYSTEMS, LLC
/s/ JOHN A. MUNDAY		By:	/s/ ROBERT P. CHAMNESS
		Title:	VP/HR and Secretary
Date:	10/3/03		Date:	10-10-03

RETURN SIGNED FORM TO:
Robert P. Chamness, VP of Human Resources
DIGIMARC CORPORATION
19801 SW 72ND AVE.
SUITE 100
TUALATIN, OR 97062

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  Exhibit 10.17
SEPARATION AND RELEASE AGREEMENT